Exhibit 6.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the latest date written below (the “Effective Date”), by and between ZENLABS HOLDINGS INC. (the “Company”) and MICHAEL BOSHART, an individual resident of California (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company desires that Employee be employed by the Company and render services to the Company as herein detailed, and Employee is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. POSITION AND RESPONSIBILITIES

a. Position. Pursuant to this Agreement, Employee shall render services to the Company on a full time basis, in the position of President. Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Employee by the Company’s board of directors (collectively, the “Services”). Employee shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’ sole discretion.

b. Other Activities.

i.	Except upon the prior written consent of the Company, which may be granted or withheld in the Company’ sole discretion, Employee will not, while employed by the Company, (i) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities hereunder or create a conflict of interest with the Company, or any of its subsidiaries and affiliated entities; or (ii) engage, directly or indirectly, in any other business activity or revenue stream (whether or not pursued for pecuniary advantage) presented to or identified by Employee in the same or similar businesses to those of the Company, or any of the Company’ subsidiaries, or related to or arising from the operations of the Company. It is acknowledged that Employee holds interests in ZLCA, LLC, which is landlord for the cultivation facility operated by a subsidiary of the Company.

ii.	Notwithstanding the provisions of Section 1(b)(i), the Parties agree that Employee may serve in a management role and provide Services to related entities affiliated with the Company, including entities which own an interest in the Company and entities in which the Company owns interest. The acts and Services performed in accordance with this Section 1(b)(ii) shall not constitute a breach of this Agreement or Employee’s responsibilities to the Company.

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c. No Conflict. Employee represents and warrants that Employee’s execution of this Agreement, Employee’s employment with the Company, and the performance of Employee’s proposed duties under this Agreement, does not and will not violate any obligations the Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2. COMPENSATION AND BENEFITS

a. Base Salary. In consideration of the services to be rendered under this Agreement, the Corporation shall pay Employee an annual salary at the rate of $120,000.00 per annum, less all applicable wage deductions (“Base Salary”). The Base Salary shall be paid to Employee bi-weekly in accordance with the Corporation’s regularly established payroll practice. Employee shall be entitled to annual salary raises.

b. Bonus. Employee shall be eligible to receive bonuses in the form of cash or otherwise, as may be granted in the sole discretion of the Company.

c. Benefits. Employee shall be eligible to participate in the benefits made generally available by the Company, in accordance with the benefit plans established by the Company and subject to the terms, conditions, limitations and exclusions of the applicable plans, and as may be amended from time to time in the Company’ sole discretion. The foregoing shall not, in any way, require the Company to establish any such benefits or continue to maintain any such benefits.

d. ESOP. The Company agrees that it shall establish an employee stock-option plan (“ESOP”) and that Employee shall be eligible to participate in such ESOP, subject to the terms, conditions, limitations and exclusions of the ESOP, as may be amended from time to time in upon written consent of the Parties. Under the ESOP, Employee shall receive options (“Options”) to purchase a minimum of 2% of the issued and outstanding common shares of the Company per annum. The Options shall be exercisable at a 30% discounted rate of (i) the fair market value of the Company’s shares based on a five (5) day VWAP, if the Company’s shares are publically traded; or (ii) the most recent purchase price of the shares offered by the Company in a private offering, if the Company’s share are not publically traded.

e. Vacation; Sick-Pay. Employee shall be entitled to six (6) weeks paid time for vacation and five (5) days paid time for illness, or such greater amount as legally required.

f. Expenses. Upon presentation of verifiable invoices and other documentation as may be requested by the Company, the Company shall reimburse Employee for reasonable business expenses incurred in the performance of Employee’s duties hereunder in accordance with the Company’ expense reimbursement guidelines; provided, however, that Employee shall obtain pre-approval from the Company for any expense or series of related expenses in the amount of $10,000 or more.

3. TERM OF EMPLOYMENT

a. Employment Term. Employee’s employment shall begin on the date of this Agreement and shall continue for a period of two (2) years unless terminated earlier by either Party pursuant to Section 4 of this Agreement (the “Employment Term”). At the end of the Employment Term, this Agreement may be extended or renewed with the mutual, written consent of the Company and the Employee.

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4. Termination

a. At-Will Employment. Employment with the Company constitutes “At-Will” employment. Employee shall be considered, and shall always remain, an At-Will employee. As a result, Employee is free to terminate his employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate Employee’s employment, at any time, for any reason or for no reason, subject to the below severance terms.

b. Termination by Either Party. After the Employment Term, either Party may terminate the Employee’s employment with the Company at any time for any reason or no reason, upon providing thirty (30) days’ advance written notice to the other Parties. During such notice period, Employee shall continue to diligently perform all of Employee’s duties hereunder. The Company shall have the option, in its sole discretion, to make Employee’s termination effective at any time prior to the end of such notice period as long as the Company pay Employee all compensation to which Employee is entitled up through the last day of the thirty-day notice period. Thereafter, all obligations of the Company to the Employee under this Agreement shall cease.

c. Termination for Cause or Without Good Reason. Notwithstanding anything in this Agreement to contrary, if Employee’s employment is terminated by the Company on account of Cause (as defined below) or by the Employee without Good Reason (as defined below), Employee shall not receive any additional benefits or compensation. Only accrued but unpaid salary shall be paid to Employee. “Cause” means (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage, or injury to the property or reputation of the Company or its subsidiaries or affiliated entities; (ii) any serious crime or intentional, material act of fraud or dishonesty against the Company or its subsidiaries or affiliated entities, (iii) the commission of a felony that results in other than immaterial harm to the Company’ businesses or the reputations of the Company or its subsidiaries and affiliated entities or Employee, (iv) habitual neglect of Employee’s reasonable duties (for reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Company to Employee, (v) the disregard of written, material policies of the Company which causes more than immaterial loss, damage, or injury to the property or reputations of the Company or its subsidiaries or affiliated entities which is not cured within ten (10) days after written notice thereof by the Company to Employee, and (vi) any material breach of Employee’s ongoing obligation not to disclose confidential information.

d. Termination without Cause or For Good Reason. Upon termination of Employee’s employment prior to the expiration of the Term by the Company without Cause or by the Employee for Good Reason (defined below), then all issued but unvested Options held by Employee shall immediately vest and Employee shall receive, as severance pay, $2,500,000.00, payable in bi-weekly co-equal amounts, in accordance with the Company’s regularly established payroll practice, over a period of not more than one (1) year.

i.	“Good Reason” is defined as: (i) a material diminution in the Employee’s Base Salary or Bonus Compensation of 20%; (ii) a material diminution in the Employee’s authority, duties or responsibilities; (iii) a requirement that that the Employee report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the board of the ultimate parent corporation of the Company); (iv) a material diminution in the budget over which the Employee retains authority; (v) a material change in the geographic location at which the Employee must perform services; or (vi) any action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that for the Employee to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Employee’s Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

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e. Termination by Death. Employee’s employment shall terminate automatically upon the Employee’s death. The Company shall pay to Employee’s beneficiaries or estate, as appropriate, any compensation then due and owing up through the date of Employee’s death. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

f. Termination by Disability. If Employee becomes eligible for the Company’ long term disability benefits or if, in the sole opinion of the Company, Employee is unable to carry out the responsibilities and functions of the position held by Employee by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Employee’s employment. The Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4 shall affect Employee’s rights under any disability plan in which Employee is a participant.

5. Termination Obligations

a. Return of Property.

(i) Any patents, inventions, discoveries, applications, processes, models or financial statements designed, devised, planned, applied, created, discovered or invented by Employee during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or it subsidiaries’ or affiliates’ businesses as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(ii) All records, files, lists, including computer generated lists, drawings, documents, equipment, tangible proprietary information customer lists, documents, records, contracts, and similar items relating to the Company’ businesses which Employee shall prepare or receive from the Company or its subsidiaries and affiliated entities shall remain each Employer’s sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company or its subsidiaries and affiliated entities in his possession. Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company or its subsidiaries or affiliated entities. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

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b. Cooperation. Following any termination of employment, Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.

6. CONFIDENTIAL INFORMATION

a. Confidentiality. Employee acknowledges that he will have access to proprietary information regarding the business operations of the Company and its subsidiaries and affiliated entities, and agrees to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the Company’ prior written consent. It is hereby agreed that from time to time Employee and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

b. Non-Disclosure of Third Party Information. Employee represents and warrants and covenants that Employee shall not disclose to the Company or its subsidiaries and affiliated entities, or use, or induce the Company or its subsidiaries and affiliated entities to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Employee acknowledges and agrees that any violation of this provision shall be grounds for Employee’s immediate termination and could subject Employee to substantial civil liabilities and criminal penalties. Employee further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Employee to disclose or use any such third party proprietary information or trade secrets.

7. Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Employee and by duly authorized representatives of the Company other than Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a Party herein shall be cumulative and in addition to all other rights and remedies of the Party hereunder or under applicable law.

8. Assignment; Binding Effect

a. Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b. Binding Effect. Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the Parties; the affiliates, officers, managers, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

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9. Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other Party. The date of notice shall be deemed to be the earlier of: (i) actual receipt of notice by any permitted means, or (ii) five (5) business days following dispatch by overnight delivery service or the United States Mail. Employee shall be obligated to notify the Company in writing of any change in Employee’s address.

10. Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11. Taxes

All amounts paid under this Agreement (including without limitation Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

12. Governing Law

This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California without giving effect to principles of conflicts of laws.

13. Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and references to the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s legal representative to draft any of its provisions.

14. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

15. Authority

Each Party represents and warrants that such Party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of its obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such Party and is enforceable in accordance with its terms.

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16. Entire Agreement

This Agreement constitutes the entire agreement of the Company and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the latest date below written.

“THE COMPANY”	“EMPLOYEE”

ZENLABS HOLDINGS INC.	MICHAEL BOSHART

By:	By:
Name/Title:	Name/Title:
Dated:	Dated:

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